Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Avenue Financial Holdings, Inc.:

We consent to the use of our report dated March 30, 2015, with respect to the consolidated balance sheet of Avenue Financial Holdings, Inc. and subsidiary as of December 31, 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/KPMG LLP

Nashville, Tennessee

April 13, 2016